UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)

(Amendment No. 14)1

Gravity Co., Ltd.
(Name of Issuer)

Common Stock , Par Value Won 500 Per Share
(Title of Class of Securities)

38911N107
(CUSIP Number)

STEVEN WOLOSKY, ESQ.
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

August 20, 2009
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

_______________
1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 38911N107

1	NAME OF REPORTING PERSON RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 38911N107

1	NAME OF REPORTING PERSON PARCHE, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 38911N107

1	NAME OF REPORTING PERSON RAMIUS ENTERPRISE MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 38911N107

1	NAME OF REPORTING PERSON RCG STARBOARD ADVISORS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 38911N107

1	NAME OF REPORTING PERSON RAMIUS ADVISORS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON IA, OO

CUSIP NO. 38911N107

1	NAME OF REPORTING PERSON RCG PB, LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 38911N107

1	NAME OF REPORTING PERSON RAMIUS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 38911N107

1	NAME OF REPORTING PERSON C4S & CO., L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 38911N107

1	NAME OF REPORTING PERSON PETER A. COHEN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 38911N107

1	NAME OF REPORTING PERSON MORGAN B. STARK
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 38911N107

1	NAME OF REPORTING PERSON THOMAS W. STRAUSS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 38911N107

1	NAME OF REPORTING PERSON JEFFREY M. SOLOMON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 38911N107

This Amendment No. 14 (“Amendment No. 14”) amends the statement on Schedule 13D dated March 28, 2006 as amended by Amendment No. 1 dated May 2, 2006, Amendment No. 2 dated May 23, 2006, Amendment No. 3 dated June 1, 2006, Amendment No. 4 dated July 14, 2006, Amendment No. 5 dated July 26, 2006, Amendment No. 6 dated August 22, 2006, Amendment No. 7 dated August 25, 2006, Amendment No. 8 dated October 31, 2006, Amendment No. 9 dated November 8, 2006, Amendment No. 10 dated November 20, 2006, Amendment No. 11 dated February 13, 2008, Amendment No. 12 dated July 10, 2009 and Amendment No. 13 dated August 6, 2009 (the “Original Statement”).  Any capitalized terms used in this Amendment No. 14 and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Statement.

On August 20, 2009, in accordance with the terms of that certain Sharing Agreement, dated as of March 28, 2006, between the Reporting Persons and representatives of Moon Capital Management LP and certain of its affiliates (collectively, “Moon Capital”), the Reporting Persons delivered notice to Moon Capital that they were terminating their obligations under the Sharing Agreement.  Accordingly, the Reporting Persons are no longer members of a group with Moon Capital with respect to the securities of the Issuer.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

As of the close of business August 21, 2009, the Reporting Persons did not own any shares of Common Stock.

Item 5.	Interest in Securities of the Issuer.

Item 5(a-c) and (e) are each hereby amended and restated to read as follows:

(a-b)	As of the close of business August 21, 2009, the Reporting Persons did not own any shares of Common Stock.

(c)	The transactions in the shares of Common Stock by the Reporting Persons since the filing of Amendment No. 13 are set forth in Schedule A and are incorporated by reference.

(e)	As of August 4, 2009, the Reporting Persons ceased to be beneficial owners of more than 5% of the securities of the Issuer.

CUSIP NO. 38911N107

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  August 24, 2009

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD		RCG PB, LTD
By:	RGC Starboard Advisors, LLC, its investment manager	By:	Ramius Advisors, L.L.C., its investment advisor
By:	Ramius LLC, its sole member	By:	Ramius LLC, its sole member
By:	C4S & Co., L.L.C., its managing member	By:	C4S & Co., L.L.C., its managing member

RAMIUS ADVISORS, LLC		RAMIUS ENTERPRISE MASTER FUND LTD
By:	Ramius LLC, its sole member	By:	Ramius Advisors, L.L.C., its investment advisor
By:	C4S & Co., L.L.C., its managing member	By:	Ramius LLC, its sole member
		By:	C4S & Co., L.L.C., its managing member

PARCHE, LLC		RCG STARBOARD ADVISORS, LLC
By:	RCG Starboard Advisors, LLC, its managing member	By:	Ramius LLC, its sole member
By:	Ramius LLC, its sole member	By:	C4S & Co., L.L.C., its managing member
By:	C4S & Co., L.L.C., its managing member

RAMIUS LLC		C4S & CO., L.L.C.
By:	C4S & Co., L.L.C., as managing member

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

/s/ Jeffrey M. Solomon
JEFFREY M. SOLOMON
Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss

CUSIP NO. 38911N107

SCHEDULE A

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 13 to the Schedule 13D

Class of Security	Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Parche, LLC

American depositary shares[1]	(26)	1.6900	08/05/09
American depositary shares	(57)	1.6900	08/05/09
American depositary shares	(712)	1.6453	08/06/09
American depositary shares	(129)	1.6442	08/06/09
American depositary shares	(1,581)	1.6453	08/06/09
American depositary shares	(286)	1.6442	08/06/09
American depositary shares	(10,410)	1.8599	08/07/09
American depositary shares	(2,189)	1.7613	08/07/09
American depositary shares	(3,601)	1.8427	08/07/09
American depositary shares	(4,422)	1.8599	08/07/09
American depositary shares	(4,864)	1.7613	08/07/09
American depositary shares	(8,001)	1.8427	08/07/09
American depositary shares	(196)	2.0607	08/10/09
American depositary shares	(1,380)	2.1272	08/10/09
American depositary shares	(1,199)	2.0607	08/10/09
American depositary shares	(8,421)	2.1272	08/10/09
American depositary shares	(536)	2.0568	08/11/09
American depositary shares	(3,267)	2.0568	08/11/09
American depositary shares	(31)	2.1514	08/12/09
American depositary shares	(186)	2.1387	08/12/09
American depositary shares	(190)	2.1514	08/12/09
American depositary shares	(1,134)	2.1387	08/12/09
American depositary shares	(155)	2.0528	08/13/09
American depositary shares	(308)	2.0607	08/13/09
American depositary shares	(943)	2.0528	08/13/09
American depositary shares	(1,879)	2.0607	08/13/09
American depositary shares	(12)	2.0000	08/14/09
American depositary shares	(719)	2.1757	08/14/09
American depositary shares	(74)	2.0000	08/14/09
American depositary shares	(4,386)	2.1757	08/14/09
American depositary shares	(283)	2.0606	08/17/09
American depositary shares	(1,728)	2.0606	08/17/09
American depositary shares	(91)	2.0748	08/18/09
American depositary shares	(557)	2.0748	08/18/09
American depositary shares	(155)	2.0451	08/19/09
American depositary shares	(948)	2.0451	08/19/09
American depositary shares	(505)	2.4025	08/20/09
American depositary shares	(201)	2.5232	08/20/09
American depositary shares	(3,077)	2.4025	08/20/09
American depositary shares	(1,226)	2.5232	08/20/09
American depositary shares	(65)	2.3621	08/21/09
American depositary shares	(399)	2.3621	08/21/09

1 American depositary shares each represent one-fourth of a share of Common Stock.

CUSIP NO. 38911N107

Ramius Value and Opportunity Master Fund Ltd

American depositary shares	(882)	1.6900	08/05/09
American depositary shares	(24,384)	1.6453	08/06/09
American depositary shares	(4,411)	1.6442	08/06/09
American depositary shares	(68,178)	1.8599	08/07/09
American depositary shares	(74,991)	1.7613	08/07/09
American depositary shares	(123,355)	1.8427	08/07/09
American depositary shares	(18,480)	2.0607	08/10/09
American depositary shares	(129,828)	2.1272	08/10/09
American depositary shares	(33,359)	2.0568	08/11/09
American depositary shares	(17,012)	2.0568	08/11/09
Common Stock	(105,973)*	2.6000	08/12/09
American depositary shares	423,892*	2.6000	08/12/09
American depositary shares	(7,779)	2.1514	08/12/09
American depositary shares	(46,536)	2.1387	08/12/09
American depositary shares	(38,717)	2.0528	08/13/09
American depositary shares	(77,144)	2.0607	08/13/09
American depositary shares	(3,020)	2.0000	08/14/09
American depositary shares	(180,015)	2.1757	08/14/09
American depositary shares	(70,926)	2.0606	08/17/09
American depositary shares	(22,880)	2.0748	08/18/09
American depositary shares	(38,895)	2.0451	08/19/09
American depositary shares	(126,322)	2.4025	08/20/09
American depositary shares	(50,335)	2.5232	08/20/09
American depositary shares	(16,373)	2.3621	08/21/09

* Represents the conversion of 105,973 shares of Common Stock into 423,892 American depositary shares.

CUSIP NO. 38911N107

RCG PB, Ltd

American depositary shares	(135)	1.6900	08/05/09
American depositary shares	(3,723)	1.6453	08/06/09
American depositary shares	(674)	1.6442	08/06/09
American depositary shares	(1,990)	1.8599	08/07/09
American depositary shares	(11,450)	1.7613	08/07/09
American depositary shares	(18,835)	1.8427	08/07/09
American depositary shares	(3,165)	2.0607	08/10/09
American depositary shares	(22,232)	2.1272	08/10/09
American depositary shares	(8,626)	2.0568	08/11/09
American depositary shares	(500)	2.1514	08/12/09
American depositary shares	(2,994)	2.1387	08/12/09
American depositary shares	(2,491)	2.0528	08/13/09
American depositary shares	(4,963)	2.0607	08/13/09
American depositary shares	(194)	2.0000	08/14/09
American depositary shares	(11,580)	2.1757	08/14/09
American depositary shares	(4,563)	2.0606	08/17/09
American depositary shares	(1,472)	2.0748	08/18/09
American depositary shares	(2,502)	2.0451	08/19/09
American depositary shares	(8,126)	2.4025	08/20/09
American depositary shares	(3,238)	2.5232	08/20/09
American depositary shares	(1,053)	2.3621	08/21/09